UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________________________________________
FORM 8-K
___________________________________________________________

Current Report
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
August 3, 2015

__________________________________________________________

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	72-1440714 (I.R.S. Employer Identification No.)
400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

___________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On August 3, 2015, PetroQuest Energy, Inc. (the "Company") announced a net loss to common stockholders for the quarter ended June 30, 2015 of $61,083,000, or $0.94 per share, compared to second quarter 2014 net income available to common stockholders of $9,592,000, or $0.15 per share. For the first six months of 2015, the Company reported a net loss to common stockholders of $183,323,000, or $2.83 per share, compared to net income available to common stockholders of $19,635,000, or $0.30 per share, for the 2014 period. The net losses for the 2015 periods included non-cash ceiling test write-downs totaling $65,495,000 and $174,406,000 during the second quarter of 2015 and first six months of 2015, respectively.
During the second quarter of 2015, the Company sold the majority of its interest in its Woodford and Mississippian Lime properties for gross proceeds of $280 million. As a result, the Company recorded a$21.5 million gain associated with the divested assets.
Discretionary cash flow for the second quarter of 2015 was $7,257,000, as compared to $35,153,000 for the comparable 2014 period. Net cash flow provided by (used in) operating activities totaled ($17,605,000) and $57,455,000 during the second quarters of 2015 and 2014, respectively. For the first six months of 2015, discretionary cash flow was $17,863,000, as compared to discretionary cash flow of $69,641,000, for the first six months of 2014. Net cash flow provided by operating activities totaled $5,626,000 and $102,744,000 during the first six months of 2015 and 2014, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Production for the second quarter of 2015 was 9.7 Bcfe, compared to 10.7 Bcfe for the comparable period of 2014. For the first six months of 2015, production was 20.0 Bcfe, compared to 20.5 Bcfe for the comparable period of 2014. The reduction in production volumes during the 2015 periods is primarily attributable to the divestment of the Company's Arkoma assets in early June 2015. These assets contributed approximately 3.1 Bcfe and 4.5 Bcfe for the three months ended June 30, 2015 and 2014, respectively.
Stated on an Mcfe basis, unit prices including the effects of hedges for the second quarter of 2015 were $3.37 per Mcfe, as compared to $5.64 per Mcfe in the second quarter of 2014. For the first six months of 2015, unit prices including the effects of hedges, were $3.29 per Mcfe, as compared to $5.88 per Mcfe for the first six months of 2014.
Oil and gas sales during the second quarter of 2015 were $32,550,000, as compared to $60,581,000 in the second quarter of 2014. For the first six months of 2015, oil and gas sales were $66,001,000 compared to oil and gas sales of $120,547,000 for the first six months of 2014.
Lease operating expenses (“LOE”) for the second quarter of 2015 decreased to $11,191,000, as compared to $12,168,000 in the second quarter of 2014. LOE per Mcfe was $1.16 for the second quarter of 2015, as compared to $1.13 in the second quarter of 2014. For the first six months of 2015, lease operating expenses decreased to $1.10 per Mcfe from $1.19 per Mcfe in the comparable period of 2014. The decrease in lease operating expenses during the 2015 periods is primarily due to lower expensed workover costs.

Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the second quarter of 2015 was $1.86 per Mcfe, as compared to $1.99 per Mcfe in the second quarter of 2014. For the first six months of 2015, DD&A on oil and gas properties was $1.91 per Mcfe compared to $2.02 per Mcfe for the comparable period of 2014. The decrease in the per unit DD&A rate during the 2015 periods is primarily the result of the 2015 non-cash ceiling test write-downs totaling $174,406,000.
Interest expense for the second quarter of 2015 increased to $8,596,000, as compared to $7,380,000 in the second quarter of 2014. For the first six months of 2015, interest expense was $16,470,000, compared to $15,016,000 for the comparable period of 2014. The increase in interest expense during the 2015 periods is primarily the result of $1,247,000 of lower capitalized interest on the Company's unevaluated properties during 2015 as compared to 2014.

General and administrative expenses during the quarter and six months ended June 30, 2015 totaled $6,519,000 and $11,858,000, respectively, as compared to expenses of $6,467,000 and $12,709,000 during the comparable 2014 periods. Second quarter 2015 general and administrative expenses included $0.8 million of expenses related to the Arkoma asset sale. Capitalized general and administrative costs during the quarter ended June 30, 2015 totaled $2,357,000, as compared to $3,590,000 during the comparable 2014 period. The decrease in general and administrative expenses during the six months ended June 30, 2015 is primarily due to lower employee related costs.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and six month periods ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Production:
Oil (Bbls)	151,223	230,214	298,437	472,497
Gas (Mcf)	7,167,270	7,695,979	15,082,774	14,880,109
Ngl (Mcfe)	1,584,284	1,658,276	3,160,826	2,789,558
Total Production (Mcfe)	9,658,892	10,735,539	20,034,222	20,504,649
Sales:
Total oil sales	$8,587,332	$23,468,058	$15,540,233	$47,608,714
Total gas sales	19,927,230	28,802,856	41,577,325	58,360,191
Total ngl sales	4,035,571	8,310,268	8,883,616	14,578,674
Total oil, gas, and ngl sales	$32,550,133	$60,581,182	$66,001,174	$120,547,579
Average sales prices:
Oil (per Bbl)	$56.79	$101.94	$52.07	$100.76
Gas (per Mcf)	2.78	3.74	2.76	3.92
Ngl (per Mcfe)	2.55	5.01	2.81	5.23
Per Mcfe	3.37	5.64	3.29	5.88

The above sales and average sales prices include increases (decreases) to revenue related to the settlement of gas hedges of $4,181,000 and ($2,170,000), oil hedges of ($288,000) and ($672,000) and Ngl hedges of $136,000 and zero for the three months ended June 30, 2015 and 2014, respectively.  The above sales and average sales prices include increase (decreases) to revenue related to the settlement of gas hedges of $6,505,000 and ($5,139,000), oil hedges of ($261,000)  and ($1,106,000), and Ngl hedges of $157,000 and zero for the six months ended June 30, 2015 and 2014, respectively.

The following updates guidance for the third of 2015:

Guidance for
Description	3rd Quarter 2015

Production volumes (MMcfe/d)	75 - 81

Percent Gas	73%
Percent Oil	11%
Percent NGL	16%

Expenses:
Lease operating expenses (per Mcfe)	$1.30 - $1.40
Production taxes (per Mcfe)	$0.06 - $0.10
Depreciation, depletion and amortization (per Mcfe)	$2.20 - $2.30
General and administrative (in millions)*	$5.0 - $5.5
Interest expense (in millions)	$8.4 - $8.8

* Includes non-cash stock compensation estimate of $1.6 million

Liquidity Update
At June 30, 2015 the Company had a working capital surplus of approximately $80 million, including $141 million of cash, as compared to a working capital deficit of approximately $80 million at December 31, 2014. In addition, the Company currently has zero borrowings outstanding under its $70 million bank credit facility. The Company is currently evaluating various deleveraging and refinancing options relative to its 10% Senior Notes due 2017.

Gas Hedging Update
As a result of its Arkoma asset sale, the Company recently terminated the following 2015 gas hedge contracts in order to comply with the covenants in its bank credit facility:

Production Period	Instrument Type	Daily Volumes	Price
Feb15 - Dec15	Swap	10,000 MMbtu	$2.93
Mar15 - Dec15	Swap	5,000 MMbtu	$2.97

After terminating the above transactions, the Company has approximately 10 Bcf of gas hedged for the remainder of 2015 at an average floor price of $3.51/Mcf.

Operations Update
In the Gulf Coast, the Company's Thunder Bayou discovery well (NRI - 37%) is currently producing at approximately 40,000 Mcfe/d. The well is flowing on a 22/64th inch choke and all surface/down stream production facilities are performing as expected.

In East Texas, the Company's PQ #18 well (NRI - 38%) continues to exceed its pre-drill expectations and has achieved a 30 day average rate of approximately 8,400 Mcf/d of gas, 560 Bbls/d of Ngls and 31 Bbls/d of oil. The three well 2015 program achieved average per well gross costs of $5.2 million with average gross proved reserves of 8.1 Bcfe per well. The Company is in the planning stages of bringing a rig back into its Carthage field before the end of 2015.

In Oklahoma, the Company recently commenced production from eight new horizontal Woodford wells in its East Hoss field related to its dry gas joint venture. These wells (avg NRI - 15%) achieved an average maximum 24 hour gross rate of approximately 4,100 Mcf of gas. In addition, the Company has commenced completion operations on eight new wells of which several appear to be the best performing wells in the joint venture. The Company has two rigs running in the East Hoss field.

Management Statement
“With our improved liquidity position that includes $141 million of cash and a $70 million undrawn revolver we have the flexibility to navigate this low price environment for an extended period of time,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Given the outstanding performance we have seen from our Cotton Valley wells and attractive rates of return at current commodity prices, we are evaluating plans to resume our Cotton Valley drilling program during the fourth quarter. Lastly, our Thunder Bayou well is performing above expectations and we remain excited about the condensate rates and ultimate 3P reserves of this project.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Texas, Oklahoma, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   All statements other than statements of historical fact included in this news release are forward-looking statements. Although PetroQuest believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014, our estimate of the sufficiency of our existing capital sources, including availability under our senior secured bank credit facility and the result of any borrowing base redetermination, our ability to raise additional capital to fund cash requirements for future operations, the effects of a financial downturn or negative credit market conditions on our liquidity, business and financial condition, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our ability to find oil and natural gas reserves that are economically recoverable, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, our ability to realize the anticipated benefits from our joint ventures or divestitures, the timing of development expenditures and drilling of wells, hurricanes, tropical storms and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the SEC. PetroQuest undertakes no duty to update or revise these forward-looking statements.

Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(Amounts in Thousands)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$141,016	$18,243
Revenue receivable	7,750	16,485
Joint interest billing receivable	49,112	46,778
Other receivable	13,915	—
Derivative asset	6,247	8,631
Prepaid drilling costs	102	847
Other current assets	6,735	5,566
Total current assets	224,877	96,550
Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,279,721	2,222,753
Unevaluated oil and gas properties	29,743	109,119
Accumulated depreciation, depletion and amortization	(1,040,886)	(1,648,060)
Oil and gas properties, net	268,578	683,812
Other property and equipment	15,087	14,953
Accumulated depreciation of other property and equipment	(10,998)	(10,313)
Total property and equipment	272,667	688,452
Other assets, net of accumulated depreciation and amortization of $8,997 and $7,847, respectively	5,528	5,893
Total assets	$503,072	$790,895
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$62,761	$102,954
Advances from co-owners	30,665	12,819
Oil and gas revenue payable	24,192	22,333
Accrued interest and preferred stock dividend	12,832	12,764
Asset retirement obligation	1,405	2,756
Derivative liability	572	—
Accrued acquisition cost	5,655	17,690
Other accrued liabilities	6,722	5,394
Total current liabilities	144,804	176,710
Bank debt	—	75,000
10% Senior Notes	350,000	350,000
Asset retirement obligation	53,218	52,214
Other long-term liability	510	62
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 64,957 and 64,721 shares, respectively	65	65
Paid-in capital	288,767	285,957
Accumulated other comprehensive income	3,564	5,420
Accumulated deficit	(337,857)	(154,534)
Total stockholders’ equity (deficit)	(45,460)	136,909
Total liabilities and stockholders’ equity (deficit)	$503,072	$790,895

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Oil and gas sales	$32,550	$60,581	$66,001	$120,547
Expenses:
Lease operating expenses	11,191	12,168	22,093	24,426
Production taxes	948	1,492	1,904	2,969
Depreciation, depletion and amortization	18,345	21,702	38,999	42,130
Ceiling test write-down	65,495	—	174,406	—
General and administrative	6,519	6,467	11,858	12,709
Accretion of asset retirement obligation	823	708	1,682	1,499
Interest expense	8,596	7,380	16,470	15,016
	111,917	49,917	267,412	98,749
Gain on sale of oil and gas properties	21,531	—	21,531	—
Other income	40	215	197	404
Income (loss) from operations	(57,796)	10,879	(179,683)	22,202
Income tax expense	2,000	—	1,073	—
Net income (loss)	(59,796)	10,879	(180,756)	22,202
Preferred stock dividend	1,287	1,287	2,567	2,567
Income (loss) available to common stockholders	$(61,083)	$9,592	$(183,323)	$19,635
Earnings per common share:
Basic
Net income (loss) per share	$(0.94)	$0.15	$(2.83)	$0.30
Diluted
Net income (loss) per share	$(0.94)	$0.15	$(2.83)	$0.30
Weighted average number of common shares:
Basic	64,891	64,103	64,833	63,940
Diluted	64,891	64,167	64,833	63,996

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Six Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(180,756)	$22,202
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred tax expense	1,073	—
Depreciation, depletion and amortization	38,999	42,130
Ceiling test writedown	174,406	—
Accretion of asset retirement obligation	1,682	1,499
Share-based compensation expense	2,828	2,716
Amortization costs and other	1,162	1,094
Gain on sale of oil and gas properties	(21,531)	—
Payments to settle asset retirement obligations	(1,186)	(1,149)
Changes in working capital accounts:
Revenue receivable	8,735	455
Prepaid drilling costs	745	134
Joint interest billing receivable	(1,171)	8,589
Accounts payable and accrued liabilities	(36,051)	8,614
Advances from co-owners	17,846	15,438
Other	(1,155)	1,022
Net cash provided by operating activities	5,626	102,744
Cash flows provided by (used in) investing activities:
Investment in oil and gas properties	(62,451)	(76,993)
Investment in other property and equipment	(134)	(468)
Sale of oil and gas properties	257,698	600
Net cash provided by (used in) investing activities	195,113	(76,861)
Cash flows used in financing activities:
Net payments for share based compensation	432	1,039
Deferred financing costs	(829)	(109)
Payment of preferred stock dividend	(2,569)	(2,565)
Proceeds from bank borrowings	70,000	10,000
Repayment of bank borrowings	(145,000)	(12,500)
Net cash used in financing activities	(77,966)	(4,135)
Net increase in cash and cash equivalents	122,773	21,748
Cash and cash equivalents, beginning of period	18,243	9,153
Cash and cash equivalents, end of period	$141,016	$30,901
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Interest	$18,626	$18,700
Income taxes (refunds)	$(26)	$—

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income (loss)	$(59,796)	$10,879	$(180,756)	$22,202
Reconciling items:
Deferred tax expense	2,000	—	1,073	—
Depreciation, depletion and amortization	18,345	21,702	38,999	42,130
Ceiling test writedown	65,495	—	174,406	—
Gain on Asset Sale	(21,531)	—	(21,531)	—
Accretion of asset retirement obligation	823	708	1,682	1,499
Non-cash share based compensation expense	1,350	1,327	2,828	2,716
Amortization costs and other	571	537	1,162	1,094
Discretionary cash flow	7,257	35,153	17,863	69,641
Changes in working capital accounts	(24,570)	22,733	(11,051)	34,252
Settlement of asset retirement obligations	(292)	(431)	(1,186)	(1,149)
Net cash flow provided by (used in) operating activities	$(17,605)	$57,455	$5,626	$102,744

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 3, 2015
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President,
Chief Financial Officer
(Authorized Officer and Principal
Financial Officer)